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                                                                 Exhibit 10.15

                              STRATEGIC DIAGNOSTICS INC.
                                   128 Sandy Drive
                             Newark, Delaware 19173-1147

                                  December 30, 1996

Mr. Grover C. Wrenn
c/o Strategic Diagnostics Inc.
128 Sandy Drive
Newark, Delaware 19173-1147

Dear Mr. Wrenn:

    This letter sets forth the. agreement between you and Strategic Diagnostics Inc. (formerly named EnSys Environmental Products, Inc. ("Company")) regarding your continued role in the Company following today's. consummation of the Company's merger with Strategic Diagnostics Inc.

    We have agreed that, effective today, you will cease serving the company as President and Chief Executive officer and that, pursuant to action previously taken by the. Company's Board of Directors, you will become Chairman of the Company's Board of Directors to serve at the will of the Board in accordance with the Bylaws. In addition to the duties set forth in the Bylaws. you will assist the Company in investor relations matters, including providing counsel as to public statements, relationships with the investment community and presentations to analysts, and as to such other matters as you agree to undertake at the request of the Board. While you will remain an employee of the Company, this position will not require your full working time and attention, and you will be free to pursue other employment if you wish.

    As compensation for the services described above, you will receive salary at the rate of $200,000 per year, subject to an annual increase as determined by the compensation Committee of the Board of Directors. Forty percent (40%) of your salary shall be payable in periodic installments in accordance with the Company's usual practice for its senior executives. Each month, you will provide the Board with a written summary of your activities as Chairman. To the extent that the services described in your summary occupied more than eight days during the month (representing an average of two days out of each of four five-day work weeks), you will be entitled to an additional pro rata portion of your salary.

    As Chairman, you also will be entitled to (i) to continue to participate in any and all employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans and other benefit plans from time to time in effect for senior executives of the Company, (ii) to receive fringe benefits ordinarily and customarily provided by the Company to its senior officers, and (iii) to receive prompt reimbursement for all travel and other business expenses incurred by you in the performance of your duties and responsibilities.

    As further compensation, you have been granted effective today, an option in the form attached to purchase 100,000 shares of the Company's common stock under the Company's 1995 Stock Incentive Plan at an exercise price equal to today's fair market value. The grant of an option pursuant to this paragraph shall be without prejudice to further grants to you in the future under any plan adopted by the Company.

    We also have agreed that the Employment Agreement between you and the Company dated April 11, 1995 will terminate today and that you will be entitled to receive the benefits described in Section 6(e)(i)-(iv) of that Agreement in addition to the compensation and benefits described above. The Company shall not be entitled to any set-off against, or reduction of, such amounts for any reason whatsoever.

    The Company shall reimburse up to $5,000 of documented attorneys' fees and disbursements incurred by you in connection with the preparation and negotiation of this Agreement. This paragraph does not extend to reimbursement of attorneys' fees and disbursement associated with any amendment or termination of this Agreement or any other matter.


                                   Very truly yours,

                                   STRATEGIC DIAGNOSTICS INC.
                                   (formerly named ENSYS
                                   ENVIRONMENTAL PRODUCTS, INC.)


                                   By:     /s/ Robert E. Finnigan
                                       -----------------------------

                                   Title:  Director
                                          --------------------------

Agreed and accepted as of
the date first above written:


 /s/Grover C. Wrenn
---------------------------------
Grover C. Wrenn